26(n)(ii)

Written Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated March 27, 2009, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, and (2) dated March 25, 2009, with respect to the subaccounts of the WRL Series Life Account G, included in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-149387) under the Securities Act of 1933 and related Prospectus of WRL Evolution.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 27, 2009